EX-99d.9.i

AMENDMENT #1 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT #1 (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated June 27, 2006, by and between Mercer Global Investments, Inc., a Delaware Corporation (the “Advisor”) and  AQR Capital Management, LLC , a Delaware limited liability company (the “Sub-Advisor”), is made effective as of the 1st day of July, 2009.

RECITALS

WHEREAS, the Sub-Advisor manages an allocated portion of the assets of the MGI US Small/Mid Cap Value Equity Fund, a series of the MGI Funds (the “Trust”) under the Agreement, and the Sub-Advisor and the Advisor wish to amend the Agreement.

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A, the Fee Schedule of the Agreement is hereby deleted in its entirety and replaced with Exhibit A to this Amendment.

2.	All other terms and provisions of the Sub-Advisory Agreement shall remain in full force and effect, except as modified hereby.

Mercer Global Investments, Inc.	AQR Capital Management, LLC
By: /s/ Denis Larose Name: Denis Larose Title: Chief Investment Officer	By: /s/ Bradley D. Asness Name: Bradley D. Asness Title: Principal and General Counsel

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN MERCER GLOBAL INVESTMENTS, INC.
AND
AQR CAPITAL MANAGEMENT, LLC

July 1, 2009

MGI Small/Mid Cap Value Equity Fund

FEE SCHEDULE

The fees for investment management services provided by the Sub-Advisor are based upon the value of the Sub-Advisor Assets under management and calculated as follows:

ASSETS                                                                      COMPENSATION

On first $50 Million                                                                          0.70%

Assets over $50 Million                                                                  0.50%